Exhibit 23.1

Sanchez Energy Corporation

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of (i) our report dated March 12, 2014, relating to the consolidated financial statements of Sanchez Energy Corporation (“Sanchez Energy”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, (ii) our report dated May 31, 2013 relating to the Statements of Revenues and Direct Operating Expenses of the Eagle Ford assets acquired by Sanchez Energy from Hess Corporation, which is contained in Sanchez Energy’s Current Report on Form 8-K, filed with Securities and Exchanges Commission (“SEC”) on June 3, 2013, (iii) our report dated December 20, 2013 relating to the Statement of Revenues and Direct Operating Expenses of the Wycross assets acquired by Sanchez Energy from Rock Oil Company, LLC, which is contained in Sanchez Energy’s Current Report on Form 8-K/A, filed with the SEC on December 20, 2013 and (iv) our report dated June 11, 2014 relating to the Statements of Revenues and Direct Operating Expenses of the Catarina Assets acquired by Sanchez Energy from SWEPI LP and Shell Gulf Coast of Mexico Inc., which is contained in Sanchez Energy’s Current Report on Form 8-K, filed with the SEC on September 9, 2014. We also consent to the reference to us under the caption “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

January 13, 2015